EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333-268642, 333-235910, 333-201042, 333-158499, 333-142145, 333-127579 and 333-283845) on Form S-8 of Resources Connection, Inc. of our report dated July 28, 2025, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Resources Connection, Inc., appearing in this Annual Report on Form 10-K of Resources Connection, Inc. for the year ended May 31, 2025.

/s/ RSM US LLP

Irvine, CA
July 28, 2025